Exhibit 10.14

CONSORTIUM AGREEMENT

THIS AGREEMENT is made on the 13th day of May 2021

AMONGST

PRIMECH A&P PTE. LTD. (Company Registration No. 198801704H), a company incorporated under the laws of Singapore with its registered address at 18 Howard Road, Novelty Bizcentre, #10-01, Singapore 369585] (“PRIMECH”),

AND

CHARGE+ PTE. LTD. (Company Registration No. 201817519H) a company incorporated in Singapore and having its registered office at 510 Thomson Road, SLF Building #11-00, Singapore 298135 (hereinafter referred to as “CPL”),

AND

SUNSEAP GROUP PTE. LTD. (Company Registration No. 201512402M), a company incorporated under the laws of Singapore with its registered address at 2 Boon Leat Terrace, Harbourside Building 2, #04-03/04, Singapore 119844 (“SUNSEAP”),

AND

OYIKA PTE. LTD. (Company Registration No. 201202329K), a company incorporated under the laws of Singapore with its registered address at 2 Leng Kee Road #05-02A, Thye Hong Centre, Singapore 159086 (“OYIKA”),

(collectively the “Parties”, “Members of the Consortium”, and each a “Party”).

WHEREAS:

(A)	By way of the Letter of Invitation (URA/T/20/006) dated 30 November 2020 (“the Letter of Invitation”), Urban Redevelopment Authority (“URA”) called for a tender (“URA Tender”) for the provision of Electric Vehicle Charging infrastructure, for and on behalf of Urban Redevelopment Authority, Housing & Development Board, Jurong Town Corporation, National Parks Board, and People’s Association (each of the mentioned parties shall be referred to as an Authority and collectively as the Authorities).

(B)	Pursuant to the Letter of Invitation, Parties are entering into this Consortium Agreement dated 13 May 2021 (“Consortium Agreement”) whereby Parties agreed to undertake the installation, operations, management and maintenance of the charging infrastructure and the designated lots (“the Project”), as more particularly described in Specifications of the URA Tender Document for the duration and on the terms and conditions set out therein, on a joint and several basis.

(C)	The Parties agree that the Parties are desirous of undertaking the Project as a consortium on a joint and several basis on the terms and conditions set forth herein.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless stated otherwise, in this Agreement the following words have the following meanings:

“Authority” shall have the same meaning as in the Conditions of Contract of the URA Tender Document.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in Singapore) on which commercial banks are generally open for business in Singapore.

“Collaboration” has the meaning ascribed in Clause 2.1.

“Contract“ shall have the same meaning as in the Conditions of Contract of the URA Tender Document.

“Confidential Information” has the meaning ascribed to it in Clause 7.1.

“Defaulting Party” has the meaning ascribed in Clause 11.1.

“Non-Defaulting Party” has the meaning ascribed in Clause 11.1.

“Service Provider” shall have the same meaning as in the Conditions of Contract of the URA Tender Document.

“S$” means the lawful currency of the Republic of Singapore.

“URA Tender Document(s)” refer to all tender documents forwarded by URA, inclusive of the Letter of Invitation, Submission Checklist, Form of Tender, Instructions to Tenderers, Conditions of Contract, Evaluation Criteria, Specifications, Form of Agreement, including all appendices and schedules to such documents and any other documents and forms enclosed, where relevant.

1.2	Interpretation

(a)	Headings are inserted for convenience only and shall be ignored in construing the Agreement.

(b)	Any words following the terms “including”, “include”, “in particular” or any similar expression shall not be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms, and “otherwise” shall not be construed as limited by words with which it is associated.

(c)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa; references to natural persons shall include bodies corporate and vice versa; and words denoting any gender shall include all genders.

(d)	Unless otherwise specified, references to the “Clauses” and “Schedules” are to the clauses and the schedules to the Agreement.

2.	CONSORTIUM

2.1	Aims and Objectives

The Parties agree to be part of a consortium to collaborate in the performance and/or undertaking of the Project in accordance with the terms indicated in the URA Tender in the event the consortium is successfully awarded the Contract.

This Collaboration is non-exclusive, and the Parties are not restricted from dealing with other companies or organisations not party to this Agreement with respect to any other collaborations and/or projects which are unrelated to the Project.

2.2	Management

(a)	The Parties shall each appoint a designee, by notice in writing to the other Parties, to act on its behalf for all and any matters relating to the Collaboration (the “Designees”). The initial Designees appointed by each Party are the following:

PRIMECH	: Vernon Kwek

CPL	: Goh Chee Kiong

SUNSEAP	: Phuan Ling Fong

OYIKA	: Lee Jinsi

(b)	The general day to day operations of the Collaboration may be delegated to one or more project managers, each of whom shall be appointed jointly by the Designees.

2.3	Books and Accounts

An audit of the books of the Project may be conducted by an independent firm of certified public accountants or by such individuals periodically at a frequency mutually agreed upon by the Parties to this Consortium Agreement, and upon completion of the Project. With respect to any periodic audits, there shall be included, if requested by any of the Parties, a periodic comparison between the items of costs and the items set up in the estimate of the costs. The costs of any audit shall be shared equally between PRIMECH & CPL.

3.	TERM

This Agreement shall commence on the date of this Consortium Agreement and shall continue, unless terminated earlier in accordance with this Consortium Agreement, until the date of completion of the Project under the terms of the URA Tender, when it shall terminate automatically without notice unless extended by the Parties in writing.

4.	OBLIGATIONS OF THE PARTIES

4.1	PRIMECH Obligations

PRIMECH shall be responsible for the following:

a)	PRIMECH is the Lead Member of the Consortium and is responsible for submitting the Tender Offer;

b)	PRIMECH being the Lead Member, is authorized by all members of the Consortium to submit, sign the Tender Offer, receive instruction, give any information, accept any contract and act for and on behalf of all the members of the Consortium;

c)	Providing the use of the Charging Infrastructure to the public;

d)	Obtaining approvals prior to the installation of the Charge Point (e.g. from SP Power Grid, Singapore Civil Defence Force, the Authority and other Government agencies);

e)	Public engagement to get support from local stakeholders (e.g. Grassroots) prior to the installation of the Charge Point;

f)	Carrying out and completing the Works which includes installation, operations, management and maintenance of the charging infrastructure and the designated lot;

g)	Paying the Authority the Fees and any other fees due to the Authority no later than the Payment Due Date; and

h)	Providing lead demand from its fleet electric vehicles

4.2	CPL Obligations

CPL shall be responsible for the following:

a)	Consent that PRIMECH is the Lead Member and authorize PRIMECH to submit, sign the Tender Offer, receive instruction, give any information, accept any contract and act for and on behalf of all the members of the Consortium;

b)	Providing the use of the Charging Infrastructure to the public;

c)	Obtaining approvals prior to the installation of the Charge Point (e.g. from SP Power Grid, Singapore Civil Defence Force, the Authority and other Government agencies);

d)	Public engagement to get support from local stakeholders (e.g. Grassroots) prior to the installation of the Charge Point;

e)	Carrying out and completing the Works which includes installation, operations, management and maintenance of the charging infrastructure and the designated lot; and

f)	Paying the Authority the Fees and any other fees due to the Authority no later than the Payment Due Date.

4.3	SUNSEAP’s Obligations

SUNSEAP shall be responsible for the following:

a)	Consent that PRIMECH is the Lead Member and authorize PRIMECH to submit, sign the Tender Offer, receive instruction, give any information, accept any contract and act for and on behalf of all the members of the Consortium;

b)	Providing engineering, design and project management expertise in relation to design, installation and maintenance of charging infrastructure;

c)	Providing energy retailing, smart energy solutions and energy storage solutions;

d)	Leveraging on SUNSEAP’s existing network with various Government agencies and familiarity of processes to obtain necessary permits & approvals; and

e)	Providing necessary financing for the Project.

4.4	OYIKA’s Obligations

OYIKA shall be responsible for the following:

a)	Consent that PRIMECH is the Lead Member and authorize PRIMECH to submit, sign the Tender Offer, receive instruction, give any information, accept any contract and act for and on behalf of all the members of the Consortium;

b)	Providing engineering, software and technology support; and

c)	Providing lead demand in terms of electric motorcycles and connection to Malaysian EV charging network.

4.5	Joint and Several Responsibility

The Parties acknowledge that they are jointly and severally responsible to the Authority for the due performance of the Contract.

4.6	Addition of members to Consortium

a)	Any introduction of, or changes to, Consortium membership must be approved in writing by the Authority;

b)	Should additional member(s) be added to the Consortium at any time with the approval of the Authority pursuant to Clause 4.6, he or they shall be deemed to be included in the expression “Service Provider”.

4.7	Withdrawal from Consortium

If any member of the Consortium withdraws from the Consortium, goes into liquidation, is wound up or ceases to exist in accordance with the laws of the country of incorporation:

a)	the Contract shall continue and not be terminated, and

b)	the remaining member(s) of the Consortium shall be obliged to carry out and complete the Contract.

5.	COSTS AND EXPENSES

Except as expressly provided in this Consortium Agreement, each Party shall be responsible for its own costs incurred in connection with the Collaboration and this Consortium Agreement.

6.	NOT USED

7.	CONFIDENTIALITY

7.1.	Confidential Information to be Kept Confidential

The Parties shall use all reasonable endeavours to keep confidential and to ensure that their respective affiliates and their respective officers, employees, agents and professional and other advisers keep confidential any information (the “Confidential Information”):

(a)	any information received or obtained as a result of entering into this Consortium Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the existence of and the provisions of this Consortium Agreement and of any agreement entered into pursuant to this Agreement; and

(ii)	the negotiations relating to this Consortium Agreement (and any such other agreements); or

(b)	relating to the Project and/or the customers, business, assets or affairs of the other Party or its affiliates.

7.2.	Restrictions

(a)	No Party may use for its own business purposes or disclose to any third party any Confidential Information without the consent of the other Parties.

(b)	This Clause does not apply to:

(i)	information which is or becomes publicly available (otherwise than as a result of a breach of this Clause);

(ii)	information which is independently developed by the relevant Party or acquired from a third party, to the extent that it is acquired with the right to disclose it;

(iii)	information which was lawfully in the possession of the relevant Party free of any restriction on disclosure;

(iv)	information which following disclosure under this Clause, becomes available to the relevant Party from a source which is not bound by any obligation of confidentiality in relation to such information;

(v)	the disclosure by a Party of Confidential Information to its directors or employees who need to know that Confidential Information for purposes relating to this Agreement but those directors and employees shall not use that Confidential Information for any other purpose;

(vi)	the disclosure of information to the extent required to be disclosed by law or any court of competent jurisdiction, any governmental official or regulatory authority or any binding judgment, order or requirement of any other competent authority;

(vii)	the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the Party concerned or any of its affiliates;

(viii)	the disclosure to a Party’s professional advisers of information reasonably required to be disclosed for purposes relating to this Agreement; or

(ix)	any announcement, or circular made, or information provided in accordance with the terms of Clause 7.

(c)	Each Party shall inform any officer, employee or agent or any professional or other adviser advising it in relation to matters relating to this Consortium Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

(i)	to keep it confidential; and

(ii)	not to disclose it to any third party (other than those persons to whom it has already been or may be disclosed in accordance with the terms of this Clause).

7.3.	Survival

(a)	The disclosing Party shall remain responsible for any breach of this Clause by the person to whom that Confidential Information is disclosed.

(b)	The provisions of this Clause 7 shall survive for a period of 2 years following the termination of this Consortium Agreement for whatever cause.

8.	PUBLIC ANNOUNCEMENTS

A Party shall not make any public announcement or issue any circular relating to this Consortium Agreement without the prior written approval of the other Parties. This does not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties so far as is reasonably practicable before complying with such obligation.

9.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants that:

(a)	it has the capacity to enter into, perform and deliver this Consortium Agreement and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement;

(b)	this Consortium Agreement when executed by it will constitute legal, valid and binding obligations of such Party enforceable in accordance with its terms; and

(c)	the execution, delivery and performance of this Consortium Agreement by such Party will not result in a breach of:

(i)	any agreement, instrument or document to which it is a party or by which any of its assets are bound; or

(ii)	any order, judgment or decree of any court, governmental agency or regulatory body having jurisdiction over it.

10.	INDEMNITY

PRIMECH & CPL shall indemnify and hold SUNSEAP & OYIKA harmless against any and all costs, claims, demands, liability, loss, damages, costs and expenses (including legal expenses on a full indemnity basis and the cost of complying with any order of any court or tribunal) arising as a result of or in connection with:

(a)	any breach, negligent performance or non-performance by PRIMECH or CPL of any of the provisions of this Consortium Agreement and Project; or

(b)	any act, negligence, default or omission of PRIMECH or CPL or its directors, officers, employees, agents, representatives and sub-contractors, in relation to the Project,

and this indemnity shall survive termination or expiry of this Consortium Agreement.

11.	TERMINATION

11.1.	Without prejudice to any other rights or remedies which the Parties may have, this Consortium Agreement may be terminated forthwith by notice in writing from either Party (“Non-Defaulting Party”) to the other (“Defaulting Party”) upon the occurrence of any of the following events:

(a)	where the other Party commits a material breach of any one or more of its obligations under this Consortium Agreement and in the case of a breach which is capable of remedy fails to remedy it within two (2) months of receipt of notice from the Party contemplating termination of such breach;

(b)	where the other Party has a petition for winding up notice presented against it which is not discharged within one (1) month, or makes a general assignment for the benefit of its creditors or has a receiver, administrator, manager, trustee or other encumbrancer appointed over the whole or any substantial part of its undertaking, property or assets or has an order made or an effective resolution passed or analogous proceedings taken for its winding up or bankruptcy or suffer any similar action in consequence of debt; or

(c)	where a distress, attachment, execution or other legal process is levied, enforced or sued out on or against the assets of the other Party and the Party contemplating termination is of the reasonable opinion that such event has, or could have, a material adverse effect on the other Party.

11.2.	Termination of this Consortium Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Consortium Agreement which existed at or before the date of termination.

11.3.	On termination of this Consortium Agreement for any reason set out in Clause 11.1, the Parties agree that:

(a)	the Non-Defaulting Parties shall continue and have full rights to perform and carry out the Project;

(b)	where the Defaulting Party is SUNSEAP or OYIKA, and if and only if the Authority consents to the removal of SUNSEAP or OYIKA from the Consortium, the Defaulting Party shall cooperate with the Non-Defaulting Parties and the Authority to ensure a smooth transition of all obligations of the Defaulting Party under the Project to the Non-Defaulting Parties and/or such other third party(ies) approved by the Authority (“Approved Third Party”), including the supply of information and assistance as reasonably requested by the Non-Defaulting Party or Approved Third Party (including where necessary, communicating with and notifying the Authority) for purposes of performing the obligations in relation to the Project and

(c)	where the Defaulting Party is PRIMECH or CPL, and if and only if the Authority terminates PRIMECH or CPL from the Project and replaces PRIMECH or CPL with any of the Non-Defaulting Party to carry out the obligations of the Project, the Defaulting Party shall cooperate with the Non-Defaulting Party and the Authority to ensure a smooth transition of all obligations of the Defaulting Party under the Project to the Non-Defaulting Party and/or such other third party(ies) approved by the Authority (“Approved Third Party”), including the supply of information and assistance as reasonably requested by the Non-Defaulting Party or Approved Third Party (including where necessary, communicating with and notifying the Authority) for purposes of performing the obligations in relation to the Project and entering into any novation agreements in relation to the Project and/or related documentation as may be requested by Non-Defaulting Party to novate, assign and/or transfer its rights under the Project and/or such related documentation to Non-Defaulting Party or such Approved Third Party.

11.4	This Agreement can be terminated with written consent from all Parties at any point in time, and only with approval from the Authority or Authorities.

12.	NOTICES

All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered by hand, by courier or prepaid registered post or by electronic mail addressed to the intended recipient thereof at its/his address or electronic mail address, and marked for the attention of such person (if any), designated by it to the other Parties for the purposes of this Consortium Agreement or to such other address or electronic mail address, and marked for the attention of such person, as a Party may from time to time duly notify the other in writing. The initial addresses and electronic mail addresses of the Parties for the purpose of this Agreement are specified below:

PRIMECH

Address	:	18 Howard Road, Novelty Bizcentre, #10-01, Singapore 369585

E-mail address	:	vernon@primech.com.sg

Attention	:	Vernon Kwek

CPL

Address	:	510 Thomson Road, SLF Building #11-00, Singapore 298135

E-mail address	:	goh.chee.kiong@chargeplus.sg

Attention	:	Goh Chee Kiong

SUNSEAP

Address	:	2 Boon Leat Terrace Harbourside Building 2, #04-03/04, Singapore 119844

E-mail address	:	frank@sunseap.com

Attention	:	Phuan Ling Fong

OYIKA

Address	:	2 Leng Kee Road #05-02A, Thye Hong Centre, Singapore 159086

E-mail address	:	jinsi@oyika.com

Attention	:	Lee Jinsi

Any notice, demand or communication so served by hand, courier with recorded delivery, facsimile, electronic mail or post shall be deemed to have been duly given (i) in the case of delivery by hand or by courier, when delivered; (ii) in the case of electronic transmission, at the time of transmission provided that the sender does not receive any indication that the message has not been successfully transmitted to the intended recipient or has been delayed; (iii) in the case of post, on the second Business Day after the date of posting (if sent by local mail) and on the seventh Business Day after the date of posting (if sent by air mail), provided that in each case where delivery by hand, by courier or by electronic transmission occurs on a day which is not a Business Day or after 6 pm on a Business Day, service shall be deemed to occur at 9am on the next following Business Day. In proving service, it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed, and duly stamped and posted or that the electronic mail message was properly addressed and despatched. References to time in this Clause are to local time in the country of the addressee.

13.	MISCELLANEOUS

Unless otherwise expressly provided herein, a person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce any of the terms of this Agreement.

14.	GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

This Consortium Agreement has been entered into on the date stated at the beginning.

PRIMECH
Signed by Vernon Kwek	)
for and on behalf of	)
PRIMECH A&P PTE. LTD.	)

CPL
Signed by Goh Chee Kiong	)
for and on behalf of	)
CHARGE+ PTE. LTD.	)

SUNSEAP
Signed by Phuan Ling Fong	)
for and on behalf of	)
SUNSEAP GROUP PTE. LTD.	)

OYIKA
Signed by Lee Jinsi	)
for and on behalf of	)
OYIKA PTE. LTD.	)